Exhibit 99.1

Pyramid Breweries Inc. Reports Second Quarter Results

    SEATTLE--(BUSINESS WIRE)--Aug. 1, 2003--Pyramid Breweries Inc. (Nasdaq:PMID) today announced results for the second quarter of 2003.
    Net revenue decreased 3.1% to $9,401,000 from the second quarter in 2002. Net income for the quarter was $445,000, a reduction of $149,000 compared to the same period last year. EBITDA (Earnings before interest, taxes, depreciation, amortization and stock compensation expense) decreased $73,000 or 6.4% to $1,063,000.
    Total beer shipments increased 1.0% to 32,000 barrels. Shipments of Thomas Kemper Soda decreased by 10.1% to 14,000 barrels from 15,000 barrels in the same quarter of the prior year. Total beverage barrel shipments amounted to 46,000 barrels in the quarter, decreasing 2.5% from the prior year period.
    Beverage Division results were negatively impacted by very weak shipment volumes in May. June shipment volume rebounded with beer shipments increasing 10% for the month, and soda shipments increasing 9% versus June of 2002. On a geographic basis, shipments for the quarter were weakest in the economically distressed Northwest, which is the company's largest market. Shipments outside of the Northwest have been strong, and for the quarter, total shipments to California were +5.6%. Despite soft shipment trends in the Northwest, the company has been able to increase its share of the craft beer segment in chain stores in the important Seattle market. The decline in Thomas Kemper Soda shipments is primarily the result of a reduction in promotional activity, and a softening of demand for premium sodas in some markets.
    "We are very pleased with the April and June results, but it was not enough to make up for the May shortfall. We are encouraged by the continued growth in the Pyramid brand, our strong momentum in California, and our ability to maintain our beverage costs at last year's levels, despite significant price increases. The Thomas Kemper Soda business remains challenging, but we are seeing some encouraging signs in the most recent trends, and we remain bullish on the category on a long term basis," reported Martin Kelly, President and CEO.
    Alehouse sales decreased 0.7%, to $2,900,000 in the second quarter ended June 30, 2003, from $2,921,000 in the same quarter of 2002. On a same store basis, alehouse sales decreased $121,000 or 5.2% due to lower traffic at the Berkeley, California and Seattle, Washington Alehouses. Contributing to the negative same store comparison is reduced attendance at Seattle Mariner baseball games at Safeco Field so far this year, which is located across the street from the Seattle Alehouse. Through purchasing consolidation and food cost control measures the consolidated alehouse food costs are down almost 1% as a percentage of sales versus the second quarter of 2002. In the second quarter, the Walnut Creek Alehouse, which opened May 8, 2002, contributed $707,000 in sales, an increase of $100,000 versus the second quarter of last year.
    On July 3, 2003 the company opened its fourth alehouse in Sacramento, California. The new alehouse has been well received by the community, is exceeding the company's initial financial expectations, and should be a valuable contributor to the development of the Pyramid brand in that market.
    "We are encouraged by the early results from our Sacramento Alehouse and by the beverage order volume in July. We feel that we have a good plan in place to manage through the tough economic environment in the Northwest, and we are well positioned for improved performance in the last two quarters of the year," added Kelly.
    The Company's gross margin for the second quarter was $2,500,000, down 6.8% from the prior year amount of $2,684,000. Gross margin as a percentage of net sales decreased to 26.6% in the second quarter ended June 30, 2003 from 27.7% in the same quarter of 2002. This decrease in percentage margin was due mainly to (1) lower net selling prices, higher material costs, and lower volumes on the beverage side of the business, (2) increased insurance and benefit costs and (3) $89,000 of pre-opening costs for the Sacramento Alehouse.
    The Company's selling, general and administrative expenses were $2,160,000 for the quarter, a decrease of $60,000, or 2.7% from the second quarter of 2002.
    For the first half of the year, Pyramid's net sales increased 1% to $16.0 million. Total shipments for the Beverage Division decreased 3.7% to 76,000 barrels. Shipments of Pyramid beer increased 1.0% to 53,000 barrels while shipments of Thomas Kemper Soda decreased 14.5% to 21,000 barrels for the six month period ended June 30, 2003. Sales for the Alehouse Division were up 10% on a year-to-date basis, due to the addition of the Walnut Creek Alehouse which contributed $707,000 during the first six months of the year. Gross margin for the first six months decreased $383,000 to $3,656,000 due to the lower beverage volumes, a reduction in same store sales and the pre-opening expenses associated with the new Sacramento, California Alehouse.
    Net loss for the six month period ended June 30, 2003 increased 61% to $280,000 compared to a net loss of $174,000 for the same period of the prior year. EBITDA for the first half of the year was $899,000 compared to $983,000 for an 8.6% decrease over the prior year.
    Also during the quarter, the Board of Directors declared a quarterly cash dividend of $.044 per common share, which was paid on July 11, 2003 to shareholders of record on June 30, 2003. The Company initiated its dividend program in the fourth quarter of 1999 and the first dividend was paid in 2000. This represents the fifteenth consecutive quarter of dividend declarations made by the Company. The Company's current quarterly dividend results in an annual yield of approximately 5.6% to Pyramid shareholders based on the July 29th end of day stock price.
    EBITDA represents a non-GAAP (Generally Accepted Accounting Principles) financial measure, but it is a widely accepted indicator of a company's ability to service indebtedness and is frequently used to evaluate a company's performance. Management believes that this information is useful to investors, given the capital intensive nature of the business. A table reconciling this measure to the appropriate GAAP measure is included in the condensed cash flow data table of the financial statements included in this release.
    Pyramid Breweries Inc. is a leading brewer of specialty, full-flavored beers and sodas, produced under the Pyramid Ales & Lagers and Thomas Kemper brand names. Pyramid also owns and operates four breweries in Seattle, Washington, and Berkeley, Sacramento and Walnut Creek, California as well as four adjoining restaurants under the Pyramid Alehouse name. For more information, visit www.PyramidBrew.com.

    Statements concerning future performance, developments or events, concerning potential sales, restaurant expansion, production capacity, and any other guidance on future periods, constitute forward-looking statements which are subject to a number of risks and uncertainties which are described in the company's filings with the Securities and Exchange Commission, press releases and other communications. Actual events and results may differ materially from stated expectations.



                        Pyramid Breweries Inc.
                   Selected Unaudited Financial Data
                       Statements of Operations

                                     Three months ended June 30,
                                --------------------------------------
                                             % of                % of
                                             Net                 Net
                                   2003      Sales     2002      Sales
                                 ---------- ------  ----------- ------
Gross sales                     $9,882,000         $10,177,000
  Less excise taxes                481,000             472,000
                                 ----------         -----------
Net sales                        9,401,000  100.0%   9,705,000  100.0%
Cost of sales                    6,901,000   73.4%   7,021,000   72.3%
                                 -------------------------------------
  Gross margin                   2,500,000   26.6%   2,684,000   27.7%
Selling, general and
 administrative expenses         2,160,000   23.0%   2,220,000   22.9%
                                 -------------------------------------
Operating income                   340,000    3.6%     464,000    4.8%
Other income, net                  106,000    1.1%     130,000    1.3%
                                 -------------------------------------
Income before income taxes         446,000    4.7%     594,000    6.1%
Income taxes                        (1,000) (0.0%)           -    0.0%
                                 -------------------------------------
Net income                      $  445,000    4.7% $   594,000    6.1%
                                 =====================================

Basic and diluted net income per
 share                          $     0.05         $      0.07
Weighted average basic shares
 outstanding                     8,443,000           8,173,000
Weighted average diluted shares
 outstanding                     8,665,000           8,242,000

Beer barrels shipped                32,000              32,000
Soda barrels shipped                14,000              15,000
                                 ----------         -----------
Total barrels shipped               46,000              47,000
                                 ==========         ===========


                                       Six months ended June 30,
                               ---------------------------------------
                                             % of                % of
                                             Net                 Net
                                  2003       Sales    2002       Sales
                               ------------ ------ ------------ ------
Gross sales                    $16,858,000         $17,011,000
  Less excise taxes                833,000             814,000
                               ------------        ------------
Net sales                       16,025,000  100.0%  16,197,000  100.0%
Cost of sales                   12,369,000   77.2%  12,158,000   75.1%
                               ---------------------------------------
  Gross margin                   3,656,000   22.8%   4,039,000   24.9%
Selling, general and
 administrative expenses         4,083,000   25.5%   4,395,000   27.1%
                               ---------------------------------------
Operating loss                    (427,000) (2.7%)    (356,000) (2.2%)
Other income, net                  150,000    0.9%     182,000    1.1%
                               ---------------------------------------
Loss before income taxes          (277,000) (1.8%)    (174,000) (1.1%)
Income taxes                        (3,000) (0.0%)           -    0.0%
                               ---------------------------------------
Net loss                         $(280,000) (1.8%)   $(174,000) (1.1%)
                               =======================================

Basic and diluted net loss per
 share                              ($0.03)             ($0.02)
Weighted average basic and
 diluted shares outstanding      8,430,000           8,143,000

Beer barrels shipped                55,000              55,000
Soda barrels shipped                21,000              24,000
                               ------------        ------------
Total barrels shipped               76,000              79,000
                               ============        ============


                        Pyramid Breweries Inc.
                   Selected Unaudited Financial Data
                       Condensed Balance Sheets

                                               June 30,   December 31,
                                                 2003         2002
                                              -----------  -----------
Assets
Current assets:
 Cash and cash equivalents                   $ 1,135,000  $   596,000
 Short-term investments                          850,000    2,750,000
 Other current assets                          4,477,000    4,160,000
Fixed assets, net                             21,999,000   20,682,000
Other non-current assets                       1,088,000    1,107,000
                                              -----------  -----------
 Total assets                                $29,549,000  $29,295,000
                                              ===========  ===========

Liabilities and Stockholders Equity
Current liabilities                          $ 4,168,000  $ 3,723,000
Non-current liabilities                        1,701,000    1,036,000
                                              -----------  -----------
 Total liabilities                             5,869,000    4,759,000

 Total stockholders' equity                   23,680,000   24,536,000

 Total liabilities and                        -----------  -----------
     Stockholders' equity                    $29,549,000  $29,295,000
                                              ===========  ===========


                        Pyramid Breweries Inc.
                   Selected Unaudited Financial Data
                       Condensed Cash Flow Data

                                             Six months ended June 30,
                                                 2003         2002
                                              ------------  ----------
 Net loss                                    $   (280,000) $ (174,000)
  Depreciation and amortization                 1,111,000   1,108,000
  Stock compensation                               63,000      46,000
  Interest expense                                  2,000       3,000
  Loss on sales of fixed assets                    11,000           -
  Deferred rent                                   738,000     (62,000)
  Changes in operating assets and liabilities      32,000      53,000
                                              ------------------------
  Net cash provided by operating activities     1,677,000     974,000
  Net cash (used in) provided by investing
   activities                                    (507,000)    130,000
  Net cash (used in) financing activities        (631,000)   (563,000)
                                              ------------------------
 Increase in cash and cash equivalents       $    539,000  $  541,000
                                              ========================


  Reconciliation of net cash provided by operating
   activities to EBITDA:
  Net cash provided by operating activities  $  1,677,000  $  974,000
  Deferred rent                                  (738,000)     62,000
  Gain on sales of fixed assets                   (11,000)          -
  State income taxes                                3,000           -
  Changes in operating assets and liabilities     (32,000)    (53,000)
                                              ------------------------
  EBITDA                                     $    899,000  $  983,000
                                              ========================

    CONTACT: Pyramid Breweries Inc.
             Eric Peterson, 206-682-8322